Exhibit 10.2
Third Amendment
Levi Strauss & Co.
Deferred Compensation Plan for
Executives and Outside Directors
WHEREAS, Levi Strauss & Co. (“LS&Co.”) maintains the Levi Strauss & Co. Deferred Compensation Plan for Executives and Outside Directors, amended and restated as of March 1, 2016 (the “Plan”) to provide a deferred compensation program for a select group of management, highly compensated employees and directors;
WHEREAS, Section 8.2 of the Plan provides that LS&Co. may amend the Plan at any time and for any reason; and
    WHEREAS, the amendment herein has been approved by the Compensation and Human Capital Committee of the LS&Co. Board of Directors; and
WHEREAS, LS&Co. desires to amend the Plan to add language related to recoupment of incentive compensation in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act.
NOW THEREFORE, the Plan is hereby amended in the following respects effective as of October 2, 2023:
1.    A new Section 12.15 is hereby added to read as follows:
12.15    Recovery or Offset of Amounts Subject to Clawback. To the extent any contribution made by a Participant, the Company or any Employer under the Plan related to the Participant’s Annual Bonus, or portion thereof is subject to recoupment in accordance with the Levi Strauss & Co. Amended and Restated Policy for Recoupment of Incentive Compensation, or any other clawback or compensation recoupment or recovery policy adopted by the Company or any Employer, including any such policy adopted in compliance with any applicable law or exchange listing requirement (each, a “clawback policy”), such amount shall be forfeited as required to comply with such clawback policy. To the extent any such amount has been paid, it shall be repaid by the Participant on demand, and to the maximum extent permitted by applicable law, such amount may be offset against any compensation or other amount owed to the Participant by the Company or any Employer. To the extent any other amount of compensation paid to the Participant is subject to recoupment under a clawback policy, the balance in the Participant’s Account may be forfeited to the extent necessary to effectuate such recoupment, anything else contained in this Plan to the contrary notwithstanding. No recovery of compensation under such a clawback policy will be an event giving rise to a Participant’s right to voluntarily terminate employment by a resignation for “good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company or any Employer.